Exhibit 10.4

NON-STATUTORY STOCK OPTION
(Definitive/Contingent – Directors)

Granted by

Cellectar Biosciences, Inc.(the “Company”)

Under the 2015 Stock Incentive Plan (as amended and restated)

This Option is and shall be subject in every respect to the provisions of the Company’s 2015 Stock Incentive Plan, as amended from time to time, which is incorporated herein by reference and made a part hereof. The holder of this Option (the “Holder”) hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives.

1.	Name of Holder:

2.	Date of Grant:

3.	Maximum Number of Shares for which this Option is exercisable:

Definitive Grant:

Contingent Grant:

4.	Exercise (purchase) price per share: $

5.	Payment method:

a personal, certified or bank check or postal money order payable to the order of the Company for an amount equal to the exercise price of the shares being purchased; or

with the consent of the Company, any of the other methods set forth in the Plan.

6.	Expiration Date of Option:

7.	Vesting Schedule: The Definitive Grant shall vest in equal monthly installments over a seven month period from the Date of Grant. The Contingent Grant shall vest subject to the following conditions: (i) approval by the Company’s stockholders of an increase in shares available under the 2015 Stock Incentive Plan at the Company’s 2019 annual meeting of stockholders or other special meeting of stockholders called for such purpose; and (ii) to the extent stockholder approval is received, the Contingent Grant shall vest immediately upon obtaining such stockholder approval.

8.	Termination of Services. This Option shall terminate on the earliest to occur of:

(i)	the date of expiration thereof;

(ii)	thirty (30) days after the date of voluntary termination of provision of services by the Holder (other than upon death, or for Disability or Normal Retirement, each as defined in the Plan);

(iv)	180 days after the date of termination of the Holder’s provision of services to the Company by reason of death.

9.	Lock-Up Agreement. The Holder agrees for a period of up to 180 days from the effective date of any registration of securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), upon request of the Company or underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares issued pursuant to the exercise of this Option, without the prior written consent of the Company and such underwriters.

10.	Tax Withholding. The Company’s obligation to deliver shares shall be subject to the Holder’s satisfaction of any federal, state and local income and employment tax withholding requirements.

11.	Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, 100 Campus Drive, Florham Park, NJ 07932, attention of the president, or such other address as the Company may hereafter designate.

Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

IN WITNESS WHEREOF, the parties have executed this Option, or caused this Option to be executed, as of the Date of Grant.

CELLECTAR BIOSCIENCES, INC.

By:

The undersigned Holder hereby acknowledges receipt of a copy of the Plan and this Option, and agrees to the terms of this Option and the Plan.

Holder

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